CONSENT TO ASSIGNMENT AND ASSUMPTION

1.
City National Asset Management, Inc. ("Assignor") hereby notifies CNI Charter Funds (the "Trust") that Assignor and its affiliates intend to enter into a number of simultaneous transactions, as set forth on Exhibit A hereto, which will result in the assignment of all of Assignor's rights and the delegation of all of its obligations under the Agreements between the Trust and the Assignor listed in Exhibit B hereto (the "Agreements"), to City National Rochdale, LLC ("Assignee"), no later than September 10, 2013, in connection with the transition of Assignor's fund advisory business to Assignee.

2.
The Trust hereby releases Assignor from its rights and obligations under the Agreements on or after the date the Acknowledgement Agreement referred to in paragraph 4 hereof is executed, including without limitation any liability or responsibility for (i) breach of the Agreements by Assignor, or (ii) demands and claims made against the Trust or damages, losses or expenses incurred, by the Trust.

3.	This consent is not a waiver or estoppel with respect to any rights the Trust may have against Assignee by reason of the past performance or failure to perform by Assignor.

4.
This consent is conditioned upon the execution of an Acknowledgement of Assignment and Assumption (the "Acknowledgement Agreement") between the Trust and Assignee that requires Assignee to acknowledge (i) Assignee's assumption of all future rights and obligations of Assignor under the Agreements as if Assignee were a party to such Agreements in the place and stead of Assignor, and (ii) Assignee's liability to the Trust for any default or breach of the Agreements by Assignor occurring prior to the date of execution of the Acknowledgement Agreement.

5.	Except as provided herein, neither this Consent nor the Acknowledgement Agreement shall alter or modify the terms or conditions of any of the Agreements.

6.	This Consent to Assignment and Assumption shall be effective as of September 10, 2013.

CNI Charter Funds		City National Asset Management, Inc.

By:	/s/ Garrett D'Alessandro	By:	/s/ Bruce Simon
	Garrett D'Alessandro		Bruce Simon
	President		Chief Executive Officer

EXHIBIT A
SIMULTANEOUS TRANSACTIONS EFFECTING TRANSITION OF ASSIGNOR'S BUSINESS

•	Assignment of all assets of Assignor (the "Assets") to, and assumption of all liabilities of Assignor (the "Liabilities") by, City National Bank ("CNB");

•	Contribution of all such Assets of Assignor and all such Liabilities of Assignor from CNB to City National Rochdale Holdings LLC ("CNRH");

•	Contribution of all such Assets of Assignor and all such Liabilities of Assignor from CNRH to Assignee.

EXHIBIT B
AGREEMENTS

•
Investment Management Agreement dated October 1, 2005, between the Trust and CCM Advisors, LLC, which was assigned to Assignor pursuant to Acknowledgement of Assignment and Assumption Agreement dated as of January 1, 2010

•	Investment Management Agreement dated April 1, 1999, between the Trust and City National Bank, which was assigned to Assignor pursuant to Assumption Agreement dated May 21, 2001
•	Shareholder Services Fee Limitation Agreement dated November 28, 2012, between the Trust and Assignor
•	Investment Manager Agreement dated May 16, 2011, between Assignor and SKBA Capital Management, LLC, on behalf of the Socially Responsible Equity Fund, a series of the Trust
•	Investment Sub-Advisory Agreement dated April 15, 2009, between Assignor and Guggenheim Investment Management, LLC
•	Investment Manager Agreement dated December 27, 2012, between Assignor and Boyd Watterson Asset Management, LLC, on behalf of the Full Maturity Fixed Income Fund, a series of the Trust
•	Expense Limitation and Reimbursement Agreement dated January 28, 2013, between the Trust and the Assignor
•	Shareholder Services Agreement dated January 1, 2011, between the Trust and the Assignor
•	Investment Manager Agreement dated May 16, 2011, between Assignor and SKBA Capital Management, LLC, on behalf of the Diversified Equity Fund, a series of the Trust
•	Investment Manager Agreement dated October 1, 2005, between CCM Advisors, LLC and Robert W. Baird & Co, Incorporated, on behalf of the AHA Full Maturity Fixed Income Fund, a series of the Trust